EXHIBIT I

                            STOCK PURCHASE AGREEMENT


         Stock Purchase Agreement (the "Agreement") dated August 16, 1996, between Golden Technologies Company, Inc., a Colorado corporation ("GTC") and The New World Power Corporation, a Delaware corporation ("NWP").

                                    RECITALS

         NWP owns 6,612,447 shares of the outstanding common stock $.10 par value (the "PComm Stock") of Photocomm, Inc., an Arizona corporation ("Pcomm"), and has an option to acquire up to 1,500,000 additional shares of Pcomm common stock (if such option is exercised the shares so acquired shall thereafter be included in "Pcomm Stock"). NWP also owns 3,345,160,793 shares of the capital stock (the "Solartec Stock") of Solartec S.A., an Argentine corporation ("Solartec"). The shares of Pcomm Common Stock and Solartec Stock are referred to in this Agreement as the "Stock."

         NWP desires to sell and GTC desires to purchase the Stock on and subject to the terms and conditions set forth herein.

                                    AGREEMENT

         In consideration of and subject to the mutual agreements, terms and conditions herein contained, the parties agree as follows:

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                                    ARTICLE I
                                  SALE OF STOCK

         1.1 PURCHASE PRICE - TRANSFERRED STOCK. At the Closing (as defined below), NWP will sell, transfer, convey and deliver all and not less than all the Pcomm Stock and all and not less than all the Solartec Stock to GTC by the delivery of certificates in good delivery form and duly endorsed for transfer of accompanies by duly signed stock powers evidencing such shares, and evidence of registration of the transfer, if required, in exchange for a payment of $11,292,500 for the Pcomm Stock and a payment of $1,600,000 for the Solartec Stock, in each case in immediately available funds. Upon such transfer of the Stock to GTC, GTC will acquire good and marketable title to the Stock free and clear of all pledges, liens, charges, encumbrances, restrictions, rights or other adverse claims.

         1.2 CLOSING. The closing ("Closing") of the sale and purchase of the Pcomm Stock and the Solartec Stock (the "Transactions") shall take place at the offices of Holme Roberts & Owen LLC, 1700 Lincoln Street, Suite 4100, Denver, Colorado at 10:00 a.m. (Denver time) on September 5, 1996, or at such other place, time and date as the parties hereto may agree upon (the "Closing Date"). If all conditions precedent to the purchase of the Solartec Stock have occurred, Closing may first occur as to

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the  Solartec  Stock and this  Agreement  shall remain in effect as to the Pcomm
Common Stock and vice-versa.

                                   ARTICLE II
                      REPRESENTATIONS AND WARRANTIES OF NWP

         NWP represents and warrants to GTC as follows:

         2.1 ORGANIZATION AND QUALIFICATION. Pcomm is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona with corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

         2.2 CAPITAL STOCK. The authorized stock of Pcomm consists of (i) 25,000,000 shares of Common Stock, $.10 par value of which 14,272,759 shares are issued and outstanding, and (ii) 5,000,000 shares of Preferred Stock, $.001 par value, of which 109,972 shares of Series A and 69,365 shares of Series AA are issued and outstanding. Except as set forth in the filings as of the date of this Agreement of Pcomm (the "Pcomm Filings") with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934 (the "Exchange Act"), to the knowledge of NWP, there are no outstanding subscriptions, options, warrants, rights, conversion rights, rights of first refusal or other agreements or commitments (other than this Agreement) obligating Pcomm to issue or purchase shares of its capital stock or any security convertible into its capital stock.

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There are no outstanding  subscriptions,  options,  warrants, rights, conversion rights, rights of first refusal or other agreements or commitments (other than this Agreement) obligating Solartec to issue or purchase shares of its capital stock or any securities convertible into its capital stock. NWP has no obligations to purchase, sell or transfer any Stock except as described in
Section 2.9(d) below.

         2.3 GOVERNMENTAL AUTHORIZATIONS. To the knowledge of NWP, and except as described in the Pcomm Filings, Pcomm and Solartec hold such material licenses, permits, consents, authorizations and orders of such governmental or regulatory authorities as are necessary to carry on their respective businesses as presently being conducted, and such material licenses, permits, consents, authorizations and orders are in full force and effect and have been and are being fully complied with by Pcomm and Solartec, as the case may be.

         2.4      FINANCIAL STATEMENTS.

                  (a) the unaudited consolidated balance sheet of Pcomm as at May 31, 1996, (the "Pcomm Balance Sheet Date"), and the related consolidated statements of income, stockholders' equity and changes in financial position of Pcomm for the period then ended as disclosed in the Pcomm Filings (the "Pcomm Financial Statements"); and

                  (b) the unaudited balance sheet of Solartec as at June 30, 1996, (the "Solartec Balance Sheet Date") and the related statements of income, stockholders' equity and changes in financial position of Solartec for the period from January 1, 1996 to June 30, 1996, all certified by the principal accounting officer of Solartec (the "Solartec Financial Statements");

fairly present (i) the respective consolidated financial position of Pcomm and Solartec as of the respective dates of such balance sheets and (ii) the results of the consolidated operations of Pcomm and Solartec for the fiscal periods ended on such dates, all in conformity with generally accepted accounting principles applied on a consistent basis.

         2.5 NO ADVERSE CHANGES. Since the respective Pcomm and Solartec Balance Sheet Dates, there have been no (a) changes in the business, results of operations, financial conditions or prospects of Pcomm from that set forth in the Pcomm Financial Statements or of Solartec from that set forth in the Solartec Financial Statements or (b) any events or conditions affecting the assets, properties, business or operations of Pcomm or Solartec from those in effect on their respective Balance Sheet Dates, other than, with respect to both clauses (a) and (b) hereof, charges or events or conditions in the ordinary course of business the effect of which has not been, and is not anticipated to be, in the aggregate, materially adverse to the respective financial condition, results of operations, assets, properties, business, operations or prospects of Pcomm or Solartec.

         2.6 ABSENCE OF CERTAIN CHANGES. Since the respective Pcomm and Solartec Balance Sheet Dates, no event has occurred with respect to Pcomm or Solartec which, if it had occurred after the

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execution  hereof,  would have  constituted  a violation  of Section 4.5 of this
Agreement (without regard to the introductory clause thereof).

         2.7 AUTHORIZATION OF AGREEMENT - NO VIOLATION - CONSENTS. Subject to the delivery of certain waivers of rights contained in agreements described in
Section 2.9(d) and except as provided in this Section 2.7, NWP has full power and authority to sell the Stock and has the capacity and authority to make the representations, warranties, covenants and agreements made herein. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in a breach, default or violation of any agreement, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation by which NWP is bound or affected. Except for compliance with such agreements and necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart- Scott Act"), no consent, notice, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or its otherwise required in connection with the execution and delivery of this Agreement by NWP or its performance of the terms of this Agreement by NWP or the validity or enforceability of this Agreement against NWP. No indebtedness of Solartec to NWP has been assigned or pledged.

         2.8 BROKERAGE AGREEMENTS. NWP has not entered (directly or indirectly) into any agreement with any person, firm or corporation for the payment of any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein that could under any circumstances be the obligation of GTC or any of its affiliates companies.

         2.9 NO DEFAULT. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) conflict with or result in a breach, default or violation of (i) any of the terms, provisions or conditions of the Certificate of Incorporation or Bylaws of NWP or (ii) any agreement, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which NWP is a party or to which it is subject, or (b) result in the creation of any lien, charge or other encumbrance on any property or assets of NWP, or (c) require NWP to obtain the consent of any private non-governmental third party, or (d) be subject to any right of first refusal, first offer or other right except (i) with respect to Pcomm, that Stock Purchase Agreement dated as of October 1993 among NWP, Pcomm, Westinghouse Electric Corporation, Programmed Land, Inc. and Robert R. Kaufmann (the "Pcomm Stock Agreement") (which has been validly waived subject to the payment of sums described therein) and (ii) with respect to Solartec, an agreement dated June 27, 1994, as amended July 1, 1994 (the "Solartec Stock Agreement"), and agreements to waive the rights in the Pcomm Stock Agreement have been obtained which are subject only to payments by NWP described in such agreements. Notwithstanding the preceding provisions of this Section 2.9, consents of certain NWP's lenders are required to consummate the Transactions.

         2.10 PCOMM FILINGS. To the knowledge of NWP, the Pcomm Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

         2.11 DISCLOSURE. All information and documents provided prior to the date of this Agreement and all information and documents subsequently provided by NWP, its agents, officers, directors and employees, to GTC or their representatives, by or on behalf of NWP, are or contain or will be or will contain as to subsequently provided information or documents, true, accurate and complete information with respect to the subject matter thereof and are, or will be as to subsequently provided information or documents, fully responsible to any specific request made by or on behalf of GTC or its representatives.

         2.12 COMPLIANCE WITH STOCK AGREEMENTS. Appropriate agreements have been received with respect to the Pcomm Stock Agreement, the effect of which will be, upon payment of sums described therein, to waive all requirements in the Pcomm Stock Agreement as to any right of first refusal or other right of any party thereto to acquire all or any portion of the Pcomm Stock (including any stock acquired pursuant to the option described in Section 4.6), and GTC will acquire the Pcomm Stock free from any claim by any party to the Pcomm Stock Agreement.

                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF GTC

         GTC represents and warrants to NWP as follows:

         3.1 ORGANIZATION AND GOOD STANDING. GTC is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado with corporate power to own, operate and lease its properties and to carry on its business as now conducted. 3.2 INVESTMENT PURPOSE. GTC is acquiring the Stock for its own account and not with a view to a sale or distribution thereof in violation of any securities law, and it has no present intention of selling or distributing any Stock in violation of any securities laws.

         3.3 AUTHORIZATION OF AGREEMENT. GTC has the corporate power to enter into this Agreement and to carry out its obligations hereunder. When approved by GTC's board of directors and the board of directors of ACX Technologies, Inc. ("ACX"), GTC's parent company, this Agreement will have been approved by all requisite corporate action on the part of GTC and will have been duly executed and delivered on behalf of GTC. This Agreement will be submitted for consideration by the ACX board of directors on or before August 20, 1996. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under the Articles of Incorporation or Bylaws of GTC or any agreement or instrument by which GTC is bound or affected, which conflict or breach would prevent GTC from performing its obligations under this Agreement.

         3.4 NO CONSENT. Except for filings under the Hart-Scott Act, no consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement by GTC or its performance of the terms of this Agreement or the validity or enforceability of this Agreement which, if not obtained or made, would prevent GTC from performing its obligations under this Agreement.

         3.5 BROKERAGE AGREEMENTS. GTC has not entered (directly or indirectly into any agreement with any person, firm or corporation for the payment of any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein that will under any circumstances be the obligation of NWP.

         3.6 GTC FINANCIAL ABILITY. GTC has, or has access from its shareholder to sufficient funds to purchase the Stock.

                                   ARTICLE IV
                                COVENANTS OF NWP

         NWP agrees, except as approved by GTC in writing, that from the date hereof through the Closing Date:

         4.1 FURTHER ASSURANCES. NWP agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions, and to cooperate with GTC in connection with the foregoing, including, but not limited to using reasonable efforts (a) to obtain promptly all necessary consents, approvals from other parties, (b) to obtain promptly all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (c) to defend all lawsuits or other legal proceedings challenging this Agreement or the Transactions, (d) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, (e) to effect promptly all necessary filings, including, but not limited to, filings with the Commission, filings under the Hart-Scott Act and filing that are required under the rules or regulations of any other governmental authorities, (f) to fulfill promptly all conditions to the obligations of GTC under Section 6.2 of this Agreement and to keep GTC reasonably apprised of the status of all such efforts, and (g) to assure that Solartec and Pcomm are operated in the ordinary course of business and in compliance with this Agreement.

         4.2      NO SOLICITATION

                  (a) NWP and its  respective  directors,  officers,  and agents shall not, and shall not authorize or direct any other person to, directly or indirectly, (i) solicit from or encourage or (ii) participate in discussions or negotiations with or provide any confidential information regarding Pcomm or Solartec to any person for the person of soliciting, encouraging, or enabling another person to propose an acquisition of the Pcomm Stock or Solartec Stock (collectively, an "Acquisition Proposal").

                  (b) If NWP receives an Acquisition Proposal or any communication with respect thereto from another person or if NWP takes any action described in Section 4.2(a), NWP shall immediately give to GTC written notice of the substance of such Acquisition Proposal or communication, or the nature and substance of the information furnished or the action taken, as the case may be, and thereafter keep GTC fully informed with respect thereto.

         4.3 NOTIFICATION OF CERTAIN MATTERS. NWP shall give prompt notice to GTC of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (b) any material failure of NWP or any of its respective affiliates, as the case may be, or of any of its respective officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (c) any material claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened involving or affecting NWP or Pcomm or Solartec or any of their properties or assets, or, to the best of its knowledge, against any employee, consultant, director, officer or stockholder of either Pcomm or Solartec, in his, her or its capacity as such, (d) any material adverse change in the condition (financial or otherwise), business or prospects of NWP or either Pcomm or Solartec, or the occurrence of an event known to NWP which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change; provided, however, that no such notification shall affect the representations or warranties of NWP or the conditions to the obligations of GTC hereunder, and (e) any matter being submitted to a vote of the shareholders of Pcomm or Solartec.

         4.4 ACCESS TO INFORMATION. From the date hereof to the Closing Date, NWP shall, and to the extent it reasonably can (including by issuing appropriate instructions to directors of Pcomm or Solartec selected by NWP), shall cause Pcomm and Solartec and the officers, directors, employees and agents of NWP and Pcomm and Solartec, to afford to the officers, employees, advisors and agents of GTC complete access at all reasonable times to their respective officers, employees, agents, properties, books, records and contracts, and shall furnish GTC with such operations and other data and information as it may reasonably request.

         4.5 CONDUCT OF BUSINESS OF PCOMM AND SOLARTEC. NWP shall use its best efforts to cause Pcomm and Solartec to observe the following (including by issuing appropriate instructions to directors of Pcomm and Solartec selected by,
NWP).

                  (a) The business of Pcomm and Solartec shall be operated only in the ordinary course of business and consistent with past practice and, consistent with such operations, NWP will use reasonable efforts to preserve intact the present organization of Pcomm and Solartec and their relationships with persons having relationships with them;

                  (b) No change shall be made in the Charters or Bylaws of Pcomm or Solartec;

                  (c) No change shall be made in the number of shares of authorized or issued capital stock of either Pcomm or Solartec except with respect to sales to GTC; nor shall any option, warrant, call, right, commitment, conversion right, right of first refusal, or agreement of any character be granted or made by Pcomm or Solartec relating to the authorized or issued capital stock thereof; nor shall either issue, grant or sell any securities or obligations convertible into shares of the capital stock of Pcomm or Solartec; nor shall Pcomm or Solartec make any declaration, setting aside or payment of any dividend or distribution of assets (in cash, kind or otherwise) in respect of its capital stock, nor repurchase or agree to repurchase any share of such capital stock;

                  (d) Pcomm and Solartec shall duly comply in all material respects with all laws applicable to them and all laws applicable to the transactions contemplated by this Agreement;

                  (e) Neither Pcomm nor Solartec shall incur any obligation except in the ordinary course of business and shall not transfer or encumber any asset; and

                  (f) Neither Pcomm nor Solartec shall take, or knowingly permit to be taken, any action or do, or knowingly permit to be done, anything in the conduct of the business of Pcomm or Solartec that would be contrary to or in breach of any of the terms or provisions of this Agreement or that would cause any of the representations contained herein to be or to become untrue. 4.6 OPTION. NWP shall exercise its option (the "Option") to acquire up to 1,500,000 shares of Pcomm common stock pursuant to the Pcomm Stock Agreement if requested to do so by GTC, upon GTC's advance of the exercise price to NWP or to Pcomm on behalf of NWP. The shares of Pcomm so acquired shall promptly be transferred to GTC for no additional consideration.

         4.7 OBTAINING CONSENTS. NWP will use all reasonable efforts to obtain and to assist GTC in obtaining all consents, authorizations and approvals and making all filings necessary for the consummation of the transactions contemplated by this Agreement.

         4.8 HART-SCOTT ACT COMPLIANCE. NWP will use all reasonable efforts to assist in filings with the Department of Justice and the Federal Trade Commission the premerger notifications required by the Hart-Scott Act with respect to the transactions contemplated by this Agreement.

         4.9 COMPLIANCE WITH STOCK AGREEMENTS. NWP shall comply in all respects with the terms of the Pcomm Stock Agreement and the Solartec Stock Agreement and shall take any additional action to assure compliance with such agreements as GTC may reasonably request (but any such request by GTC shall not affect NWP's obligations hereunder).

         4.10 INTERCOMPANY DEBT. On the Closing Date, NWP shall cancel all indebtedness and obligations of Pcomm and of Solartec to NWP except intercompany indebtedness of Solartec to NWP in the amount of not more than $259,000, which, if verified by GTC, shall be prepaid at Closing at its present value determine by a 12% discount rate.

         4.11 RIGHT OF FIRST REFUSAL. NWP shall obtain or assist GTC in obtaining a prompt waiver of the rights of first refusal contained in the Pcomm Stock Agreement and Solartec Stock Agreement if deemed necessary by GTC. NWP shall pay all sums required by the agreements with parties to the Pcomm Stock Agreement to obtain their waivers of all rights to acquire the Pcomm Stock.

         4.12 SELECTION OF DIRECTORS. At the request of GTC, at the time of Closing, the directors of Pcomm selected by NWP shall resign and NWP shall select designees of GTC to be promptly elected to the board of NWP pursuant to the Pcomm Stock Agreement.

                                    ARTICLE V
                                COVENANTS OF GTC

         GTC agrees, except as provided by NWP in writing, that from the date hereof through the Closing Date:

         5.1 OBTAINING CONSENTS. GTC will use all reasonable efforts to obtain and to assist NWP in obtaining all consents, authorizations and approvals and making all filing necessary for the consummation of the transactions contemplated by this Agreement.

         5.2 HART-SCOTT ACT COMPLIANCE. GTC will use all reasonable efforts (i) to file as promptly as possible with the Department of Justice and the Federal Trade Commission the premerger notifications required by the Hart-Scott Act with respect to the transactions contemplated by this Agreement and (ii) to respond promptly to inquiries from the Federal Trade Commission or the Department of Justice resulting from the filing of premerger notifications. GTC shall bear its own costs and expenses (including fees and disbursements of counsel) in connection with the application. In the event a suit is threatened or instituted challenging the Transactions as violative of any antitrust laws, each party shall use reasonable efforts to avoid the filing of, resist or resolve such suit.

         5.3 CONFIDENTIALITY. Until the transactions contemplated hereby have been consummated (and if for any reason such transactions are not consummated, at all times hereafter), neither GTC nor any employee or other representative or agent of GTC will disclose or use any information obtained in the course of its investigation under Section 4.4, the negotiation of this Agreement or otherwise or set forth in any schedule hereto, except (i) in connection with the consummation hereof, (ii) as required by law, (iii) as may be necessary to the prosecution or defense of any claim or suit brought to enforce rights under this Agreement, (iv) to the extent that the same may become public other than through the action of GTC, or the representatives, agents or employees of GTC or (v) as may be disclosed by GTC in discussions with Pcomm and its affiliates. If the transactions contemplated hereby are not consummated and this Agreement terminates, GTC, its employees and other representatives and agents promptly will return all copies of documents, contracts or records and other properties furnished pursuant to this Agreement.

         5.4 NO EMPLOYEE SOLICITATION. For a period ending two years after the Closing Date GTC shall not directly or indirectly solicit for employment or hire any person who at the time is employed in the United States by NWP.

         5.5 PAYMENT OF INTERCOMPANY DEBT. If GTC requests NWP to exercise the option described in Section 4.6, GTC will attempt to cause Solartec to prepay, at its discounted value, as promptly as is practicable the intercompany indebtedness described in Section 4.10.

                                   ARTICLE VI
                            CONDITIONS TO THE CLOSING

         6.1 CONDITIONS TO OBLIGATION OF EACH PARTY. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

             (a) HART-SCOTT ACT. Any waiting period (and any extension thereof) applicable to the consummation of the sale of Pcomm Stock under the Hart-Scott Act shall have expired or been terminated.

             (b) THIRD-PARTY CONSENTS. NWP and GTC shall have obtained consents or waivers to the transactions contemplated by this Agreement from the parties to contracts, agreements, understandings, franchise permissions and commitments.

         6.2 CONDITIONS TO OBLIGATION OF GTC. The obligation of GTC to effect the transactions contemplated by this Agreement is subject to the following additional conditions:

             (a) REPRESENTATIONS AND WARRANTIES OF NWP TO BE TRUE. Except as contemplated by this Agreement, (i) the representations and warranties of NWP hereunder shall be made again at and as of the Closing and shall be true in all material respects as of the Closing, (ii) NWP shall have performed in all material respects all covenants required of it by this Agreement as of the Closing and (iii) NWP shall have furnished GTC at the Closing a certificate of two of its officers to such effect.

             (b) REQUIREMENTS; LITIGATION. All statutory requirements for the valid consummation of the transactions contemplated herein shall have been fulfilled and all necessary governmental consents, approvals or authorizations shall have been obtained, and there shall not be any actual or threatened litigation (including any investigation by any governmental agency) to restrain or invalidate the transactions contemplated herein, the defense of which would, in the judgment of GTC, made in good faith and based upon the advice of counsel, involve expense or lapse of time that would be materially adverse to the interests of GTC.

                  (c) OPINION OF COUNSEL. GTC shall have received from Olshan Grundman Frome & Rosenzweig LLP, counsel to NWP, an opinion dated the Closing Date, in form and substance satisfactory to GTC and its counsel. In giving the foregoing opinion, such counsel shall be entitled to rely upon certificates of public officials and officers of NWP with respect to the accuracy of factual matters that are not independently established. GTC shall also have received opinions satisfactory to GTC and its counsel, (i) from counsel licensed in Arizona and acceptable to GTC to the effect that Pcomm is not governed by the provisions of ss. 10-1201 through ss. 10-1223 of the Arizona Revised Statutes, and (ii) from counsel licensed in Delaware and acceptable to GTC as to the compliance with applicable Delaware law by NWP in connection with the Transactions.

                  (d) CANCEL DEBT AND AGREEMENT. NWP shall have canceled or released all indebtedness and obligations of Pcomm and Solartec to NWP except the intercompany indebtedness described in Section 4.10. NWP shall cause its subsidiary New World Power Investment S.A. to terminate without penalty its management agreement with Solartec.

                  (e) STOCK CERTIFICATES. NWP shall have delivered to GTC at the Closing one or more stock certificates representing the Stock, in good delivery form and duly endorsed for transfer or accompanied by duly executed stock powers evidencing all of the Stock, and shall have taken all other action necessary to complete the transfer of the Stock to GTC.

                  (f) ACX APPROVAL. This Agreement and the Transactions shall have been approved by the board of directors of ACX.

                  (g) COVENANTS OBSERVED. The covenants as to Solartec and Pcomm set forth in Section 4.5 shall have been observed in all material respects (without regard to the best efforts of NWP as provided in the introductory clause) and there shall have been no material adverse change in the condition, financial or otherwise, of Pcomm or Solartec or any material change in their capitalization or capital structure.

                  (h) RESIGNATIONS. All designees of NWP on the board of directors of Pcomm and Solartec and the Consejo de Vialancia of Solartec shall resign and shall have been replaced by designees of GTC and all of them shall waive any right to compensation for past services.

                  (i)      INSTRUCTION.  NWP shall instruct the
         Argentine Notary to release all Solartec Class B Shares from Escrow.

                  (j) SHAREHOLDER AGREEMENT. The parties to the Pcomm Stock Agreement shall have consented to its termination as of the Closing.

         6.3 CONDITIONS TO OBLIGATIONS OF NWP. The obligations of NWP to effect the transactions contemplated by this Agreement shall be subject to the following additional conditions:

                  (a) REPRESENTATIONS AND WARRANTIES OF GTC TO BE TRUE. Except as contemplated in this Agreement, (i) the representations and warranties of GTC hereunder shall be made again at the Closing and shall be true in all material respects as of the Closing Date, (ii) GTC shall have performed in all material respects all covenants required of it by this Agreement as of the

         Closing Date and (iii) GTC shall have furnished NWP at the Closing a certificate of two of its officers to such effect.

                  (b) STATUTORY REQUIREMENTS; LITIGATION. All statutory requirements for the valid consummation of the transactions contemplated herein shall have been fulfilled and all necessary governmental consents, approvals or authorizations shall have been obtained and there shall not be any actual or threatened litigation (including any investigation by any governmental agency) to restrain or invalidate the transactions contemplated herein, the defense of which would, in the judgment of NWP, made in good faith and based upon the advice of counsel, involve expense or lapse of time that would be materially adverse to the interests of NWP.

                  (c) OPINION OF COUNSEL TO GTC. NWP shall have received from Holme Roberts & Owen LLC an opinion dated the Closing, in form and substance satisfactory to NWP and its counsel. In giving the foregoing opinion, such counsel shall be entitled to rely upon certificates of public officials and officers of GTC with respect to the accuracy of factual matters that are not independently established.

                  (d) PAYMENT OF PURCHASE PRICE. GTC shall have paid the purchase price for the Stock to NWP at the Closing.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing.

                  (a) By mutual written consent of the Boards of Directors of NWP and GTC; and

                  (b) By NWP or GTC if (i) the Closing shall have occurred on or before January 30, 1997, or (ii) any of the conditions to the obligation of the terminating party set forth in Article VI hereof shall not be met at the Closing Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

                  (c)      By NWP:

                           (i) If GTC fails to perform in any material respect any of its obligations under this Agreement;

                           (ii) If the representations and warranties of GTC set
                  forth in this Agreement are not true and correct in any material respect at any time prior to the Closing; or (d) By
                  GTC:

                           (i) If NWP fails to perform in any material respect any of its obligations under this Agreement;

                           (ii) If the representations and warranties of NWP set forth in this Agreement are not true and correct in any material respect at any time prior to the Closing;

                           (iii) If there occurs, or NWP enters into or publicly
                  announces its intention to enter into an agreement with another person with respect to an Acquisition Proposal;

                           (iv) If the Note and Warrant  Agreement,  as amended,
                  between NWP and certain of NWP's lenders shall be materially breached and not cured or rescinded within 15 days or shall be terminated; or

                           (v) If there shall be commenced any proceedings under
                  the Bankruptcy Code or other laws for the relief of debtors by or against NWP.

         7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of NWP or GTC or their affiliates except (i) as set forth in Section 9.3, and (ii) that a party shall be liable for willful defaults of its obligations hereunder.

                                  ARTICLE VIII

                         SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES; INDEMNIFICATION

         8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements contained in any certificate, schedule, exhibit, financial statement or other document or instrument delivered by or on behalf of NWP pursuant to or in connection with this Agreement for the purposes of this Agreement shall be deemed to be representations and warranties hereunder. The representations and warranties contained in Sections 2.7, 2.8, 2.10, 2.11 and 2.12 and claims for breach of the covenants by NWP in Article IV shall survive the Closing Date and any investigation of any of the parties with respect thereto. All other representations and warranties shall terminate as of the Closing Date, but in no event shall GTC have any remedy for a violation of the representations and warranties in Sections 2.1 through 2.7 and Section 2.10, except termination of this Agreement prior to Closing.

         8.2 INDEMNIFICATION. NWP agrees to defend, indemnify and hold harmless GTC its successors and assigns ("Indemnified Party") from and against any and all claims, demands, causes of cation, liabilities, losses, damages, costs and expenses, including litigation costs and reasonable attorneys' and experts' fees (all of the foregoing are hereinafter referred to as "losses") which losses may accrue to or be sustained by each Indemnified Party by, or arising out of, or as a result of, any of NWP' representations or warranties in Sections 2.7, 2.8, 2.10, 2.11 (but only with respect to 2.11 if NWP had knowledge of the falsity of the representation in Section 2.11) and 2.12 or the covenants or agreements contained in or related to this Agreement being incorrect, untrue, or breached. Any Indemnified Party will, promptly after receipt of notice of the commencement of any action against any of them in respect of which indemnity may be sought hereunder, notify NWP in writing of the commencement thereof. The failure or any Indemnified Party to so notify NWP shall not relieve NWP of its obligation to indemnify in respect to such action under this Section 8.2 and shall not relieve NWP of any other liability that if may have to any Indemnified Party. In the event of the commencement of any such action as to which any Indemnified Party notifies NWP as aforesaid, NWP will be entitled to participate therein and assume the defense thereof at NWP's expense with counsel satisfactory to NWP and to each

Indemnified Party; provided NWP shall promptly notify each Indemnified Party of its election so to assume the defense thereof and acknowledge its indemnification obligations pursuant to this Agreement in writing to each Indemnified Party and further provided that no settlement of any such action be reached without the consent of any Indemnified Party. Notwithstanding anything to the contrary herein, no amount shall be payable to an Indemnified Party in indemnification under this Section 8.2 unless the aggregate amount of losses to the Indemnified Party exceeds $100,000. In the event that such aggregate amount of losses exceeds $100,000, NWP shall be liable for indemnification for all losses, and not only the amount of any such excess, and its aggregate liability shall not exceed the purchase price for the Stock.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 PUBLIC STATEMENTS. NWP will only issue any press release or make any public announcements as to the Transactions as are required to satisfy its legal obligation as a public company. The parties agree to consult with each other and their respective counsel prior to issuing any press release or public announcement with respect to this Agreement or the transactions contemplated hereby. Each shall use all reasonable efforts to give to the other party sufficient opportunity to review any such press release or other public announcement in advance of release.

         9.2 NOTICES. All notices and other communications hereunder shall be in writing, shall be delivered personally or sent by U.S. mail, fax, or overnight delivery service, to the parties at the following addresses or at such other address as shall be specified by the parties by like notice, and shall be deemed given when received by the party for whom intended:

                  (a)      If to GTC:

                           Golden Technology Company, Inc.
                           16000 Table Mountain Parkway
                           Golden, Colorado 80403
                           Attention: Jed J. Burnham
                           FAX: (303) 271-7174

                           with a copy to:

                           ACX Technologies, Inc.
                           16000 Table Mountain Parkway
                           Golden, Colorado 80403
                           Attention: Jill B. W. Sisson, Esq.
                           FAX: (303) 271-7055

                                    and


                           Holmes Roberts & Owen LLC
                           1700 Lincoln, Suite 4100
                           Denver, Colorado 80203
                           Attention: W. Dean Salter, Esq.
                           FAX: (303) 866-0200

                  (b)      If to NWP:

                           The New World Power Corporation
                           558 Lime Rock Road
                           Lime Rock, Connecticut 06039
                           Attention: John D. Kuhns
                           FAX: (860) 435-0505
                           with a copy to:

                           Olshan Grundman Frome & Rosenzweig LLP
                           505 Park Avenue
                           New York, New York 10022
                           Attention: Thomas J. Fleming, Esq.
                           FAX: (212) 755-1467

The sending party shall have the burden of proving receipt.

         9.3      FEES AND EXPENSES.

                  (a) Except as provided in Section 9.3(b), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  (b) If (i) this Agreement is terminated (except by reason of exercise of rights of first refusal in the Solartec Agreement or the Pcomm Stock Agreement) by GTC pursuant to Section 7.1(d)(iii), and (ii) within one year from the date of termination of this Agreement, any corporation, partnership, person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), including NWP but excluding GTC or any of its affiliates and excluding any group of which GTC or any of its affiliates is a member, and also excluding any lender with a security interest in the Stock as of the date of this Agreement who forecloses upon such Stock or acquires such Stock in lieu of foreclosure, shall have acquired or agreed to acquire all or a substantial portion of the Stock, NWP shall, within five business days after consummation of the transactions referred to in this clause (ii), pay to GTC (by transfer of same-day funds to an account designated by GTC for such purpose) an amount equal to
         $750,000.  The  preceding  shall be the only  remedy  in the  event GTC
         terminates  this  Agreement  pursuant  to  Section   7.1(d)(iii).

         9.4 JURISDICTION, ETC. NWP and GTC irrevocably and unconditionally (a) agree that any suit, action or other legal proceeding arising out of this Agreement or any instrument or agreement delivered or entered into pursuant hereto may be brought in the United States District Court for Colorado or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Jefferson County, Colorado; and (b) consent to the jurisdiction of any such court in any such suit, action or proceeding; and thus waive any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

         9.5 HEADINGS. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of the Agreement. 9.6 PRIOR AGREEMENTS. This Agreement shall supersede all prior agreements (including the letter of intent dated July 31,

1996), documents or other instruments with respect to the matters covered hereby.

         9.7 WAIVER. At any time prior to the Closing, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. The consummation of the transactions contemplated hereby shall not be deemed a waiver of the right any party may have hereunder with respect to any other parties, representations, warranties, covenants or agreements contained in or related to this Agreement being incorrect, untrue or breached.

         9.8 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         9.9 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and assigns, any rights, remedies or obligations under or by reason of this Agreement.


         9.10 INDEPENDENT COVENANTS. The covenants contained herein are independent and separate, and in the event that any provision contained herein is declared invalid or illegal, the other provisions hereof shall not be affected or impaired thereby and shall remain valid and enforceable.

         9.11 GOVERNING LAW. This Agreement shall be governed by Colorado law without regard to the conflicts of laws provisions thereof.

         Signed as of the date written in the Preamble.


                              GOLDEN TECHNOLOGIES COMPANY, INC.



                              By: /S/ JOHN K. COORS
                              ---------------------
                                      John K. Coors
                              Title:  Vice President


                              THE NEW WORLD POWER CORPORATION



                              By: /S/ JOHN D. KUHNS
                              ---------------------
                                      John D. Kuhns
                              Title:  Chairman